Exhibit 99
Spirit AeroSystems Holdings, Inc.
3801 S. Oliver
Wichita, KS 67278
www.spiritaero.com
Spirit AeroSystems Holdings, Inc. Reports Second Quarter 2008 Financial Results; Raises Full-Year 2008 EPS Guidance
▪	Second Quarter 2008 Revenues grew 11 percent to $1.1 billion

▪	Operating Income grew 33 percent as Operating Margins expanded to 12.8 percent

▪	Fully Diluted Earnings Per Share increased 27 percent to $0.62 per share

▪	Total Backlog increased 9 percent to approximately $30 billion
     Wichita, Kan., July 31, 2008 – Spirit AeroSystems Holdings, Inc. [NYSE: SPR] reported second quarter 2008 financial results reflecting revenue and earnings growth across the company as ship set deliveries for large commercial aircraft increased and lower period expenses were realized.
     Spirit’s second quarter 2008 revenues increased to $1.1 billion, up 11 percent from the same period last year. Operating income increased 33 percent to $136 million, up from $102 million in the same period a year ago as revenues increased and research and development costs and SG&A expenses declined. Net income was $86 million, or $0.62 per fully diluted share, up 27 percent from $68 million, or $0.49 per fully diluted share, in the same period of 2007 (Table 1).
Table 1. Summary Financial Results

	2nd Quarter				Six Months
($’s in Millions, except per share data)	2008	2007	Change		2008	2007	Change
Revenues	$1,062	$959		11%	$2,099	$1,913		10%
Operating Income	$136	$102		33%	$266	$206		29%
Operating Income as a % of Revenues	12.8%	10.6%	220	BPS	12.7%	10.8%	190	BPS
Net Income	$86	$68		27%	$172	$138		25%
Net Income as a % of Revenues	8.1%	7.1%	100	BPS	8.2%	7.2%	100	BPS
Earnings per Share (Fully diluted)	$0.62	$0.49		27%	$1.23	$0.99		24%
Fully Diluted Weighted Avg Share Count (Millions)	139.8	139.2			139.8	139.2

     “We delivered a record 270 ship sets to our customers in the second quarter while we rebalanced 787 production, made progress on new development programs, and won new business,” said President and Chief Executive Officer Jeff Turner.
“Revenues increased and company-wide operating margins and net income expanded as we continue to execute our business plan and improve performance across the company,” Turner continued. “We have made good progress in establishing the Spirit brand across the aerospace industry in our three years as an independent company. The recent A350 XWB wins, along with our new business jet and defense programs, demonstrate the value we bring to the industry in terms of aerostructures design, manufacturing, and product support capability,” Turner added. “Additionally, we are pleased to be expanding Spirit’s U.S. operations by establishing a new design and manufacturing facility in the State of North Carolina. This facility will provide Spirit the capacity and capability to execute new programs and serve as an important base for future growth.”
     “As for the outlook of the commercial aerospace market,” Turner maintained, “we absolutely believe that we operate in a global market which will continue to see strong long-term growth. While today’s countervailing market forces create some uncertainty about the near-term, our backlog continues to expand and our strategy is squarely focused on being the market leader in terms of total value creation for our customers and our shareholders over the long-term.”
     Spirit’s backlog during the quarter increased 9 percent from $27.5 billion to $29.9 billion, as combined 2008 year-to-date net orders for 962 aircraft at Boeing and Airbus outpaced their combined deliveries of 486 aircraft. Spirit’s backlog is calculated based on contractual prices for products and volumes from the published firm order backlogs of Boeing and Airbus along with firm orders from other customers.
     Spirit updated its contract profitability estimates during the second quarter of 2008, resulting in a $4 million favorable cumulative catch-up adjustment reflected mainly in the Fuselage Systems segment, compared to a $3 million favorable cumulative catch-up adjustment for the second quarter of 2007 reflected mainly in the Propulsion Systems segment.

     Cash flow from operations was $7 million for the second quarter of 2008, compared to $14 million for the second quarter of 2007, as the company received additional cash advances from Boeing associated with the 787 program; continued to invest in new development programs; and made cash tax payments of $82 million (Table 2).
Table 2. Cash Flow and Liquidity

	2nd Quarter		Six Months
($’s in Millions)	2008	2007	2008	2007
Cash Flow from Operations	$ 7	$14	$ 78	$ 65
Purchases of Property, Plant & Equipment	($54)	($72)	($119)	($159)

	June 26,	December 31,
Liquidity	2008	2007

Cash	$147	$133
Current Portion of Long-term Debt plus Long-term Debt	$595	$595
     Cash balances at the end of the second quarter were $147 million, up $14 million from year-end 2007. Debt balances at the end of the second quarter were $595 million, unchanged from year-end 2007 as term loan borrowings associated with Spirit Malaysia were offset by planned debt payments. The company repaid $75 million in outstanding borrowings against its credit line on April 2, 2008. At the end of the second quarter 2008, $636 million of the $650 million revolving credit facility was undrawn. Approximately $14 million of the credit facility continues to be used for financial letters of credit.
     The company’s long-term credit ratings remain unchanged with a BB rating at Standard & Poor’s and a Ba3 rating at Moody’s.

2008 Outlook
     Spirit revenue guidance for the full-year 2008 remains unchanged and is expected to be approximately $4.4 billion based on 2008 Boeing delivery guidance of 475-480 aircraft, 2008 Airbus delivery guidance of approximately 470 aircraft, and internal Spirit forecasts for other products as well as revenue associated with non-recurring development work.
     Fully diluted earnings per share guidance for 2008 has increased to between $2.35 and $2.45 to reflect improved performance in the first half of 2008 and current expectations for the second half of 2008.
     Cash flow from operations full-year guidance is unchanged and is expected to be approximately $400 million. Capital expenditures guidance for 2008 is unchanged and is expected to be approximately $275 million (Table 3).
Table 3. Financial Outlook

2008 Guidance
Revenues	~$4.4 billion
Earnings Per Share (Fully Diluted)	$2.35 - $2.45
Effective Tax Rate (% Pre-Tax Earnings)	~33%*
Cash Flow From Operations	~$400 million
Capital Expenditures	~$275 million
Capital Reimbursement	~$116 million

*	Effective tax rate guidance assumes the benefit of a retroactive extension to the U.S. research tax credit.

Cautionary Statement Regarding Forward-Looking Statements
This press release contains “forward-looking statements.” Forward-looking statements reflect our current expectations or forecasts of future events. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “anticipate,” “intend,” “estimate,” “believe,” “project,” “continue,” “plan,” “forecast,” or other similar words. These statements reflect management’s current view with respect to future events and are subject to risks and uncertainties, both known and unknown. Our actual results may vary materially from those anticipated in forward-looking statements. We caution investors not to place undue reliance on any forward-looking statements. Important factors that could cause actual results to differ materially from forward-looking statements include, but are not limited to, our ability to continue to grow our business and execute our growth strategy; the build rates of certain Boeing aircraft including, but not limited to, the B737 program, the B747 program, the B767 program and the B777 program, and build rates of the Airbus A320 and A380 programs; the success and timely progression of Boeing’s new B787 and Airbus’ new A350 aircraft programs, including receipt of necessary regulatory approvals; our ability to enter into supply arrangements with additional customers and the ability of all parties to satisfy their performance requirements under existing supply contracts with Boeing, Airbus, and other customers; any adverse impact on Boeing’s and Airbus’ production of aircraft resulting from cancellations or reduced orders by their customers; the impact of continuing high oil prices on the commercial aviation market; future levels of business in the aerospace and commercial transport industries; competition from original equipment manufacturers and other aerostructures suppliers; the effect of governmental laws, such as U.S. export control laws, the Foreign Corrupt Practices Act, environmental laws and agency regulations, both in the U.S. and abroad; the effect of new commercial and business aircraft development programs, and the resulting timing and resource requirements that may be placed on us; the cost and availability of raw materials and purchased components; our ability to recruit and retain highly skilled employees and our relationships with the unions representing many of our employees; spending by the United States and other governments on defense; the outcome or impact of ongoing or future litigation and regulatory actions; and our exposure to potential product liability claims. These factors are not exhaustive, and new factors may emerge or changes to the foregoing factors may occur that could impact our business. Except to the extent required by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Appendix
Segment Results
Fuselage Systems
     Fuselage Systems segment revenues for the second quarter of 2008 were $493 million, up almost 10 percent over the same period last year, as deliveries to Boeing increased. Operating margin for the second quarter of 2008 was 18.7 percent, compared to 18.3 percent in the second quarter of 2007, as productivity gains on the 737 program generated a favorable cumulative catch-up adjustment and more than offset higher R&D spending in the current quarter.
Propulsion Systems
     Propulsion Systems segment revenues for the second quarter of 2008 were $297 million, up 14.5 percent over the same period last year as deliveries to Boeing increased. Operating margin for the second quarter of 2008 was 16.6 percent compared to 17.0 percent in the second quarter of 2007, as favorable cumulative catch-up adjustments in the prior year quarter were not repeated in the current quarter.
Wing Systems
     Wing Systems segment revenues for the second quarter of 2008 were $264 million, up 7.7 percent over the same period last year, as deliveries to Boeing increased. Operating margin for the second quarter of 2008 was 12.4 percent compared to 11.6 percent in the second quarter of 2007, reflecting improved operating efficiencies and lower R&D expenses.

Table 4. Segment Reporting

	2nd Quarter				Six Months
($’s in Millions, except margin percent)	2008	2007	Change		2008	2007	Change

Segment Revenues
Fuselage Systems	$493.4	$449.7		9.7%	$985.4	$894.9		10.1%
Propulsion Systems	$296.9	$259.2		14.5%	$571.6	$519.6		10.0%
Wing Systems	$264.4	$245.4		7.7%	$526.7	$486.6		8.2%
All Other	$7.4	$4.5		64.4%	$14.8	$11.8		25.4%

Total Segment Revenues	$1,062.1	$958.8		10.8%	$2,098.5	$1,912.9		9.7%

Segment Earnings from Operations
Fuselage Systems	$92.4	$82.1		12.5%	$181.5	$165.1		9.9%
Propulsion Systems	$49.3	$44.0		12.0%	$93.8	$84.3		11.3%
Wing Systems	$32.9	$28.4		15.8%	$65.4	$51.6		26.7%
All Other	($0.3)	$0.7		(142.9%)	$0.1	$1.5		(93.3%)

Total Segment Operating Earnings	$174.3	$155.2		12.3%	$340.8	$302.5		12.7%

Unallocated Corporate SG&A Expense	($38.0)	($51.9)		(26.8%)	($74.1)	($94.4)		(21.5%)
Unallocated Research & Development Expense	($0.2)	($1.2)		(83.3%)	($0.4)	($2.2)		(81.8%)

Total Earnings from Operations	$136.1	$102.1		33.3%	$266.3	$205.9		29.3%

Segment Operating Earnings as % of Revenues
Fuselage Systems	18.7%	18.3%	40	BPS	18.4%	18.4%	—
Propulsion Systems	16.6%	17.0%	(40	) BPS	16.4%	16.2%	20	BPS
Wing Systems	12.4%	11.6%	80	BPS	12.4%	10.6%	180	BPS
All Other	(4.1%)	15.6%	(1,970	) BPS	0.7%	12.7%	(1,200	) BPS

Total Segment Operating Earnings as % of Revenues	16.4%	16.2%	20	BPS	16.2%	15.8%	40	BPS

Total Operating Earnings as % of Revenues	12.8%	10.6%	220	BPS	12.7%	10.8%	190	BPS

Contact information:
Investor Relations: Phil Anderson (316) 523-1797
Media: Debbie Gann (316) 519-7340

Spirit Ship Set Deliveries
(One Ship Set equals One Aircraft)
2007 Spirit AeroSystems Deliveries

		1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Total 2007

B737		83	85	84	79	331
B747		5	4	5	4	18
B767		3	4	3	3	13
B777		21	21	21	20	83
B787	*	0	1	0	0	1

Total		112	115	113	106	446

A320 Family		93	84	91	91	359
A330/340		22	21	22	20	85
A380		0	0	2	3	5

Total		115	105	115	114	449

Hawker 850XP		16	15	17	20	68

Total Spirit		243	235	245	240	963

*	Full-Revenue Units Only, Does not include Static and Fatigue test units
2008 Spirit AeroSystems Deliveries

		1st Qtr	2nd Qtr	YTD 2008

B737		93	95	188
B747		4	7	11
B767		3	3	6
B777		20	22	42
B787	*	1	1	2

Total		121	128	249

A320 Family		95	95	190
A330/340		24	21	45
A380		4	2	6

Total		123	118	241

Hawker 850XP		15	24	39

Total Spirit		259	270	529

*	Full-Revenue Units Only, Does not include Static and Fatigue test units

Spirit AeroSystems Holdings, Inc.
Condensed Consolidated Statements of Operations (unaudited)

	For the Three Months Ended		For the Six Months Ended
	June 26,	June 28,	June 26,	June 28,
	2008	2007	2008	2007
	($ in millions, except per share data)
Net Revenues	$1,062.1	$958.8	$2,098.5	$1,912.9
Operating costs and expenses:
Cost of sales	874.5	788.7	1,731.8	1,583.5
Selling, general and administrative	40.9	54.3	80.0	99.4
Research and development	10.6	13.7	20.4	24.1

Total Costs and Expenses	926.0	856.7	1,832.2	1,707.0
Operating Income	136.1	102.1	266.3	205.9
Interest expense and financing fee amortization	(10.5)	(9.5)	(19.6)	(18.4)
Interest income	5.0	7.2	10.7	14.8
Other income, net	0.2	1.8	1.6	3.8

Income From Continuing Operations Before Income Taxes	130.8	101.6	259.0	206.1
Income tax provision	(44.4)	(33.6)	(87.4)	(68.3)

Net Income	$86.4	$68.0	$171.6	$137.8

Earnings per share
Basic	$0.63	$0.50	$1.25	$1.04
Shares	137.0	134.9	136.9	132.3

Diluted	$0.62	$0.49	$1.23	$0.99
Shares	139.8	139.2	139.8	139.2

Spirit AeroSystems Holdings, Inc.
Condensed Consolidated Balance Sheets (unaudited)

	June 26,	December 31,
	2008	2007
	($ in millions)
Current assets
Cash and cash equivalents	$147.4	$133.4
Accounts receivable, net	234.3	159.9
Current portion of long-term receivable	110.8	109.5
Inventory, net	1,652.8	1,342.6
Prepaids	15.3	14.2
Other current assets	74.9	83.2

Total current assets	2,235.5	1,842.8
Property, plant and equipment, net	1,028.8	963.8
Long-term receivable	50.8	123.0
Pension assets	341.2	318.7
Other assets	89.6	91.6

Total assets	$3,745.9	$3,339.9

Current liabilities
Accounts payable	$404.9	$362.6
Accrued expenses	172.3	182.6
Current portion of long-term debt	8.9	16.0
Advance payments, short-term	159.8	67.6
Deferred revenue, short-term	40.0	42.3
Other current liabilities	13.8	3.9

Total current liabilities	799.7	675.0
Long-term debt	586.2	579.0
Advance payments, long-term	745.1	653.4
Other liabilities	171.4	165.9
Shareholders’ equity
Preferred stock, par value $0.01, 10,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, Class A par value $0.01, 200,000,000 shares authorized, 103,201,380 and 102,693,058 issued and outstanding, respectively	1.0	1.0
Common stock, Class B par value $0.01, 150,000,000 shares authorized, 36,713,632 and 36,826,434 shares issued and outstanding, respectively	0.4	0.4
Additional paid-in capital	931.9	924.6
Accumulated other comprehensive income	113.9	117.7
Retained earnings	396.3	222.9

Total shareholders’ equity	1,443.5	1,266.6

Total liabilities and shareholders’ equity	$3,745.9	$3,339.9

Spirit AeroSystems Holdings, Inc.
Condensed Consolidated Statements of Cash Flows (unaudited)

	For the Six	For the Six
	Months Ended	Months Ended
	June 26, 2008	June 28, 2007
	($ in millions)
Operating activities
Net Income	$171.6	$137.8
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation expense	57.8	43.7
Amortization expense	4.6	3.8
Accretion of long-term receivable	(9.3)	(10.8)
Employee stock compensation expense	7.5	21.0
Excess tax benefit from share-based payment arrangements	—	(34.5)
Loss from the ineffectiveness of hedge contracts	0.6	—
Gain (Loss) on disposition of assets	(0.4)	0.1
Deferred taxes	0.5	13.7
Pension and other post-retirement benefits, net	(14.3)	(14.6)
Changes in assets and liabilities
Accounts receivable	(52.9)	(44.9)
Inventory, net	(310.2)	(212.4)
Accounts payable and accrued liabilities	43.3	28.4
Customer advances	183.9	54.2
Income taxes payable	10.3	38.5
Deferred revenue and other deferred credits	0.3	36.2
Other	(14.9)	4.4

Net cash provided by operating activities	78.4	64.6

Investing Activities
Purchase of property, plant and equipment	(119.4)	(159.2)
Proceeds from sale of assets	1.7	0.2
Long-term receivable	56.5	11.4
Financial derivatives	0.8	2.5
Investment in joint venture	(1.0)	—

Net cash (used in) investing activities	(61.4)	(145.1)

Financing Activities
Proceeds from revolving credit facility	75.0	—
Payments on revolving credit facility	(75.0)	—
Proceeds from issuance of debt	9.4	—
Proceeds from government grants	1.4	—
Principal payments of debt	(7.9)	(10.8)
Debt issuance costs	(6.8)	—
Excess tax benefit from share-based payment arrangements	—	34.5
Executive stock repurchase	—	(1.0)

Net cash provided by (used in) financing activities	(3.9)	22.7

Effect of exchange rate changes on cash and cash equivalents	0.9	0.5

Net increase (decrease) in cash and cash equivalents for the period	14.0	(57.3)
Cash and cash equivalents, beginning of the period	133.4	184.3

Cash and cash equivalents, end of the period	$147.4	$127.0